Exhibit 10.12
EXECUTIVE AGREEMENT
     This Executive Agreement (“Agreement”) is made as of the 31st day of October, 2007 (the “Effective Date”), between NameMedia, Inc., a Delaware corporation formerly known as YesDirect, Inc. and BuyDomains Holdings, Inc. (the “Company”), and Kelly P. Conlin (the “Executive”).
     WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms contained herein;
     WHEREAS, the Company and the Executive are parties to a Severance Agreement dated as of January 30 2006 and an Offer Letter dated January 6, 2006 (collectively, the “Prior Agreements”) and the Company and the Executive desire to supersede in their entirety the Prior Agreements;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Term of Agreement. Subject to the termination provision contained herein, the term of this Agreement (the “Term”) shall extend from the Effective Date until the first anniversary of the Effective Date and shall be renewed automatically for one additional year on the first anniversary of the Effective Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, however, that if a Change in Control occurs during the Term, the Term shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. If the Executive remains employed by the Company after the Term and the expiration of this Agreement, the Executive shall be employed on an at-will basis.
     2. Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.
     3. Compensation and Related Matters.
          (a) Compensation and Benefits The Executive’s annual base salary shall be $275,000, subject to redetermination by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in periodic installments in accordance with the Company’s usual practice. The Executive also shall be eligible to receive cash incentive compensation of up to $225,000, subject to redetermination by the Board or the Compensation

Committee of the Board, in the form of an annual bonus based on performance criteria as determined by the Board or the Compensation Committee under the Company’s senior executive incentive bonus plan or similar plan. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under the benefit plans which the Company generally makes available to its executive offers.
          (b) Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payments or benefit.
     4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
          (a) Death. The Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board may terminate the Executive’s employment.
          (c) Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if such termination is approved by a majority of the Board. For purposes of this Agreement, “Cause” shall mean:
     (i) failure to perform, to the reasonable satisfaction of the Board, a substantial portion of the Executive’s duties and responsibilities assigned or delegated under this Agreement (other than as a result of the Executive’s death or, in accordance with Section 4(b), disability), which failure continues, in the reasonable judgment of the Board after written notice given to the Executive by the Board and the Executive’s failure to cure such failure to perform within 30 days receipt of such notice;
     (ii) gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of this Agreement or the Confidentiality Agreement, as defined in Section 8 of this Agreement;
     (iii) the commission by the Executive of an act of fraud, embezzlement or willful disregard of the rules or policies of the Company, the commission by the Executive of any other action which injures the Company, or his misappropriation of any money or other assets or property (whether tangible or intangible);

     (iv) the conviction or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);
     (v) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier of the Company to breach a contract with the Company; or
     (vi) willful failure to cooperate with a bona fide internal investigation or any investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
          (d) Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board.
          (e) Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If the Executive provides notice to the Company under Section 1 that he does not wish to extend the Term, such action shall be deemed a voluntary termination by the Executive and one without Good Reason. For purposes hereof, the term “Good Reason” shall mean a termination of employment by the Executive for one or more of the following reasons:
     (i) a material breach of this Agreement by the Company;
     (ii) a material and permanent diminution in the Executive’s duties and responsibilities as set forth in Section 2 hereof without his consent;
     (iii) a material reduction in the Executive’s Base Salary without his consent; or
     (iv) a change in Executive’s permanent place of employment to a location more than 50 miles from Boston, Massachusetts without his consent;
provided, however, that with respect to each of the conditions described above, Executive may not establish “Good Reason” unless he has provided written notice of the existence of such condition to the Company within 30 days of the event constituting such Good Reason and the Company fails to reasonably cure such condition within the 30-day period immediately following receipt of such notice.
          (f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.
          (g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), 30 days after the date on which a Notice of Termination is given unless otherwise cured; and (iv) if the Executive’s employment is terminated by the Executive under Section 4(e), 30 days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
     5. Compensation Upon Termination.
          (a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”).
          (b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to signing by the Executive of a general release of claims in a form and manner satisfactory to the Company within 45 days of the receipt by the Executive of such release an the expiration of the seven day revocation period,
          (i) the Company shall pay the Executive an amount equal to fifty percent (50%) of the Executive’s Base Salary (the “Severance Amount”). The Severance Amount shall be paid in substantially equal installments accordance with the Company’s usual payroll practice over six months. Solely for purposes of Section 409A of the Internal Revenue Code of 1896, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in the Confidentiality Agreement (defined below in Section 8), all payments of the Severance Amount shall immediately cease. Furthermore, in the event the Executive terminates his employment for Good Reason as provided in Section 4(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Section 4(f) within 30 days after the occurrence of the event or events which constitute such Good Reason as specified in Section 4(e); and
          (ii) to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq., commonly referred to as COBRA (“COBRA”), the Executive shall continue to participate in the Company’s group health, dental and vision benefit programs, at the sole expense of the Company, for twelve (12) months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA; and
          (iii) anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code”, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section.
     6. Change in Control. The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within twelve (12) months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Term. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change in Control.
          (a) Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
          (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become for the first time after the Effective Date the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
          (ii) persons who, as of the date hereof, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
          (iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or
          (iv) the approval by the Company’s stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.
     Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of the completion of the Company’s initial public offering of its common stock on a national stock exchange or (ii) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
          (b) Change in Control Payments, Benefits and Terms.
          (i) If within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive the Accrued Benefit plus, a lump sum in cash in an amount equal to fifty percent (50%) of the Executive’s current Base Salary;

          (ii) To the extent authorized by and consistent with COBRA, the Executive shall continue to participate in the Company’s group health, dental and vision benefit programs, at the sole expense of the Company, for six months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA; and
          (iii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to the Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control.
          (iv) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section.
     7. Code Section 280G.
          (a) In the event that any payments or benefits to be received by one or more of Executives in connection with a Change in Control (collectively, the “Payments”) will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), then, subject to the two paragraphs immediately following this paragraph, Company shall pay to each Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by each Executive, after deduction of any Excise Tax on the Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments to each Executive. The Gross-Up Payment shall be made by the Company to the tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax payment is due. The Company’s obligation to make the Gross Up Payment pursuant to this Section 7(a) shall terminate on the second anniversary of this Agreement.
          (b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of an accounting firm or consulting firm with particular expertise regarding Excise Tax (“Accounting Firm”) selected by the Company and reasonably acceptable to each Executive, such payments or benefits (in whole or in part) should not be treated by the courts as subject to the Excise Tax, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1)

of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Accounting Firm, such excess parachute payments (in whole or in part) should not be treated by the courts as subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the accounting firm which was, immediately prior to the Change in Control, Company’s independent auditor (the “Auditor”), in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Accounting Firm shall not be a firm providing auditing or accounting services to any entity involved in the Change of Control. Fees and expenses of Accounting Firm and the Auditor shall be borne solely by Company.
          (c) For purposes of determining the amount of the Gross-Up Payment, each Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of each Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in this Section, shall be promptly paid by the Company to the taxing authorities for the benefit of the Executive.
          (i) If, after payment of a Gross-Up Amount by the Company on behalf of the Executive, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of thie Section 7 promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
          (ii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

          (A) give the Company any information reasonably requested by the Company relating to such claim,
          (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,
          (C) cooperate with the Company in good faith in order to effectively contest such claim, and
          (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7 the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.
     8. Confidentiality Agreement. As a condition of the Executive’s employment with the Company, the Executive executed the Employee Confidentiality and Non-Solicitation

Agreement dated as of January 30, 2006 (the “Confidentiality Agreement”). The terms and conditions of the Confidentiality Agreement shall continue in full force and effect.
     9. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9 and in accordance with the Company’s expense reimbursement policies.
     10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.
     11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     12. Integration. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreements.
     13. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
     17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
     18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

NAMEMEDIA, INC.

By: /s/ Jeffrey S. Bennett

Its:	President and COO

EXECUTIVE

/s/ Kelly P. Conlin

Kelly P. Conlin

12